CCG Elite Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc Reports Fourth Quarter and
Full Year 2007 Results

Wuxi, Jiangsu Province, China, - April 9, 2008 -China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), which through its variable interest entities manufactures and sells industrial machines for use in the textile and energy related industries in the People’s Republic of China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Highlights

•	Net revenues increased 33.7% year-over-year to $7.8 million
•	Gross profit increased 19.1% year-over-year to $2.3 million
•	Net income totaled $0.9 million, or $0.02 per diluted share
•	Net income adjusted for non-cash interest expenses relating to convertible debt issuance was $1.3 million, or $0.03 per diluted share

Fiscal Year 2007 Highlights

•	Net revenues increased 34.2% to $24.4 million
•	Gross profit increased 29.6% to $7.1 million
•	Operating income increased 21.0% to $5.7 million
•	Net income increased 229.3% to $10.3 million, or $0.27 per diluted share
•	Net income adjusted for non-cash interest expenses relating to convertible debt issuance was $4.0 million, or $0.10 per diluted share
•	Completed a reverse acquisition transaction to become a publicly traded company in November 2007
•	Completed a $5.5 million private placement financing in November 2007
•	Constructed new manufacturing facility and began first phase of expansion plan

“Last year was an exciting time for China Wind Systems as our stock became publicly traded in the United States, we commenced the first phase of our expansion plan and began to supply equipment to the wind power industry in China,” said Mr. Jianhua Wu, Chairman and CEO of China Wind Systems. “We are delighted with our top line growth in 2007 and we are exciting about the launch of our wind power business. We expect that products such as rolled rings from the wind power business will account for a significant portion of our revenue and profit generation from the electric power equipment segment in the future.”

Fourth Quarter 2007 Results

Net revenues for the fourth quarter of fiscal 2007 were $7.8 million, up 33.7% from $5.9 million in the fourth quarter of fiscal 2006. The increase in net revenues was driven by the increased sales of dyeing machinery. The dyeing and finishing equipment segment generated $5.3 million in revenue, up 95% from the fourth quarter of 2006 and accounted for 67.8% of net revenues. The electric power equipment segment generated $2.5 million in revenue, down 19.5% from the fourth quarter of 2006 and accounted for 32.2% of net revenues. Electric power sales were down in fourth quarter 2007 due to the timing in the shipment of our products. Wind power equipment is part of the electric power equipment segment.

Gross profit for the fourth quarter of fiscal 2007 was $2.3 million, up 19.1% from $1.9 million in the same period a year ago. Gross margin was 29.3% in the fourth quarter of fiscal 2007, compared to 32.9% in the same quarter last year. The decrease in gross margin was due to normal operating fluctuations.

Operating expenses were $0.6 million in the fourth quarter of 2007, compared to $(7,589) in operating expenses in the fourth quarter of 2006. The negative operating expenses in the fourth quarter of 2006 mostly resulted from the reversal of a bad debt expense in the amount of $0.2 million, which was taken in the third quarter of 2006. Operating expenses were 7.9% of net sales in the fourth quarter of fiscal 2007.

Net income was $0.9 million for the fourth quarter of 2007, down 43.3% from $1.3 million during the fourth quarter of 2006. Diluted earnings per share were $0.02 in the fourth quarter of 2007, compared to $0.04 per diluted share in the same quarter last year. Adjusting net income for non-cash interest expense related to the Company’s convertible debt, net income was $1.3 million, or $0.03 per diluted share for the fourth quarter of 2007. Earnings per share were calculated using a diluted weighted share count of 50.3 million shares for the fourth quarter of 2007 and 36.6 million shares for the fourth quarter of 2006. The increase in diluted weighted average shares includes the impact of the reverse merger transaction and private placement in November 2007.

Full Year 2007 Results

During the fiscal year ended December 31, 2007, net revenues increased 34.2% to $24.4 million from $18.2 million in 2006. The dyeing and finishing equipment segment generated $19.8 million in revenue, up 33.0% from 2006 and accounted for 81% of net revenues. The electric power equipment segment generated $4.6 million in revenue, up 39.3% from 2006 and accounted for 19% of net revenues. Wind power revenues included the electric power equipment segment. Gross profit in 2007 was $7.1 million, an increase of 29.6% from $5.4 million a year ago. Gross margin was 28.9% in 2007, compared to 29.9% in 2006. Operating income increased 21.0% to $5.7 million from $4.7 million the prior year. Operating margin during fiscal 2007 was 23.2%, down from 25.7% a year ago. Net income for fiscal 2007 was $10.3 million or $0.27 per diluted share, an increase of 229.3% from $3.1 million, or $0.09 per diluted share in 2006. The increase in net income was primarily the result of a one-time gain of $6.7 million from the forgiveness of VAT and income taxes, which was partially offset by $0.4 in non-cash interest expense related to the Company’s convertible debt. Net income, adjusted for the one-time tax relief and interest expense, was $4.0 million or $0.10 per diluted share for 2007. Earnings per share were calculated using a diluted weighted share count of 38.7 million shares for 2007 and 36.6 million shares for 2006. The increase in diluted weighted average shares includes the impact of the reverse merger transaction and private placement in November 2007.

Financial Condition

As of December 31, 2007, the Company had cash and cash equivalents of $5.0 million and working capital of $3.2 million. Accounts receivable were $2.2 million, and days sales outstanding were 32 days for the year versus 47 days for the prior year. At December 31, 2007, the Company had $4.1 million in short-term debt and stockholders’ equity of $21.3 million. In 2007, the Company generated $9.0 million in cash flows from operating activities.

In order to expand its business, China Wind Systems agreed to acquire newly constructed buildings and land use rights from Wuxi Huyuang Boiler Company, Ltd. (“Boiler”), an affiliated company, for $12.2 million in July 2007. Through May 2007, the Company held a 33.3% interest in Wuxi Huyuang Boiler Company, Ltd., and the remaining 66.7% is owned by family members of the Company's CEO. As of December 31, 2007, the Company had made payments of $10.9 million, which are classified as deposits on long-term assets on the balance sheet. The purchase price was reduced by approximately $1.3 million, representing appreciation in the long-term assets atrtributable to Boiler prior to the China Wind System’s sale of its 33% interest in Boiler in May 2007. The remaining balance of $86,000 will be paid in the second quarter of 2008.

In January 2008, the Company used the proceeds from its private placement financing to purchase $4.1 million of equipment for the first phase of its expansion plan. At the end of the first phase of the expansion plan, the Company intends to manufacture rolled rings as well as other auxiliary wind component for shafts.

Business Outlook

“In 2008, we expect to grow our business. We plan to leverage our expertise in the manufacture of equipment in our legacy business to expand into the wind power industry. We plan to complete the first phase of our expansion plan in October 2008 using the proceeds from our recent private placement financing,” said Mr. Wu.

Use of Non-GAAP Financial Measures

GAAP results for the year ended December 31, 2007 include a one-time, non-cash gain from the forgiveness of VAT and income taxes that occurred in the third quarter of 2007, and non-cash interest expenses related to the Company’s convertible debt. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Wind Systems, Inc.

China Wind Systems, through its affiliates, Huayang Dye Machine and Huayang Electrical Power Equipment, manufactures and sells industrial equipment for use in the textile and energy related industries in China. Since August 2007, the Company has shifted its strategy to focus on the growing wind energy industry in China, and has begun to supply high precision rolled rings to companies in the wind power energy industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

NET REVENUES	$7,828,910	$5,854,415	$24,418,385	$18,198,810

COST OF SALES	5,534,454	3,927,124	17,366,000	12,758,065

GROSS PROFIT	2,294,456	1,927,291	7,052,385	5,440,745

OPERATING EXPENSES:
Depreciation and amortization	74,922	43,698	282,797	267,130
Selling, general and administrative	541,187	(51,287)	1,107,293	494,237

Total Operating Expenses	616,109	(7,589)	1,390,090	761,367

INCOME FROM OPERATIONS	1,678,347	1,934,880	5,662,295	4,679,378

OTHER INCOME (EXPENSE):
Interest income	2,570	182	2,942	8,141
Interest expense	(435,344)	(132)	(466,704)	(13,606)
Debt issuance costs	(3,571)	-	(3,571)	-
Other income from forgiveness of income and VAT taxes	(61,431)	-	6,710,011	-
Other income	57,198	-	57,198	-

Total Other Income (Expense)	(440,578)	50	6,299,876	(5,465)

INCOME BEFORE INCOME TAXES	1,237,769	1,934,930	11,962,171	4,673,913

INCOME TAXES	334,336	628,994	1,649,430	1,542,391

NET INCOME	903,433	$1,305,936	$10,312,741	$3,131,522

COMPREHENSIVE INCOME:
NET INCOME	903,433	$1,305,936	$10,312,741	$3,131,522

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	489,749	(3,615)	1,013,735	223,055

COMPREHENSIVE INCOME	$1,393,182	$1,302,321	$11,326,476	$3,354,577

NET INCOME PER COMMON SHARE:
Basic	$0.02	$0.04	$0.28	$0.09
Diluted	$0.02	$0.04	$0.27	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	36,998,534	36,577,704	36,683,776	36,577,704
Diluted	50,288,916	36,577,704	38,706,225	36,577,704

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,025,434	$421,390
Accounts receivable, net of allowance for doubtful accounts	2,158,412	2,344,005
Inventories, net of reserve for obsolete inventory	1,929,796	1,529,378
Advances to suppliers	938,331	1,556,554
Prepaid expenses and other	378,429	88,429

Total Current Assets	10,430,402	5,939,756

PROPERTY AND EQUIPMENT - Net	6,525,986	6,678,629

OTHER ASSETS:
Deposit on long-term assets - related party	10,863,706	-
Intangible assets, net of accumulated amortization	502,634	480,490
Investment in cost method investee	34,181	95,939
Due from related parties	139,524	1,054,954

Total Assets	$28,496,433	$14,249,768

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$820,333	$383,754
Convertible debt, net of discount on debt	3,261,339	-
Accounts payable	1,845,769	619,966
Accrued expenses	198,542	142,773
VAT and service taxes payable	434,839	1,840,995
Advances from customers	77,357	179,698
Due to related party	98,541	-
Income taxes payable	508,407	2,910,063

Total Current Liabilities	7,245,127	6,077,249

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 150,000,000 shares authorized;
37,384,295 and 36,577,704 shares issued and outstanding
at December 31, 2007 and 2006, respectively)	37,385	36,578
Additional paid-in capital	3,488,896	1,737,392
Retained earnings	16,074,270	5,935,832
Statutory reserve	305,472	131,169
Other comprehensive gain - cumulative foreign currency translation adjustment	1,345,283	331,548

Total Stockholders' Equity	21,251,306	8,172,519

Total Liabilities and Stockholders' Equity	$28,496,433	$14,249,768

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,312,741	$3,131,522
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	608,999	569,541
Increase in allowance for doubtful accounts	377,608	65,949
Increase (decrease) in reserve for inventory obsolescence	(244,981)	-
Other income from forgiveness of income and VAT taxes	(6,710,011)	-
Amortization of debt discount to interest expense	377,277	-
Amortization of debt offering costs	3,571	-
Stock based compensation expense	139,373	-
Changes in assets and liabilities:
Accounts receivable	(44,492)	572,128
Inventories	(38,432)	(1,053,552)
Prepaid and other current assets	(273,312)	(84,788)
Advanced to suppliers	696,492	(1,326,587)
Accounts payable	1,160,691	(552,010)
Accrued expenses	23,103	(2,505,993)
VAT and service taxes payable	1,472,360	949,200
Income taxes payable	1,267,374	1,560,971
Advances from customers	(110,144)	(816,728)

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,018,217	509,653

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in due from related parties	948,722	1,149,001
Deposit on long-term assets - related party	(10,339,525)	-
Purchase of property and equipment	(10,566)	(69,321)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(9,401,369)	1,079,680

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) loans payable	393,846	(81,434)
Gross proceeds from convertible debt	5,525,000	-
Payment of placement fees	(30,000)	-
Payment of costs and fees in connection with recapitalization	(1,040,000)	-
Proceeds from (payments on) related party advances	94,620	(1,328,006)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,943,466	(1,409,440)

EFFECT OF EXCHANGE RATE ON CASH	43,730	11,318

NET INCREASE IN CASH	4,604,044	191,211

CASH - beginning of year	421,390	230,179

CASH - end of year	$5,025,434	$421,390

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$68,708	$13,606
Income taxes	$85,120	$62,104

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount for beneficial conversion feature reflected in paid-in capital	$2,610,938	$-
Common stock issuable for future services	$48,000	$-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AND DILUTED EPS

	For the Three Months Ended, December 31
	2007		2006
	Net Income	Diluted EPS	Net Income	Diluted EPS

Adjusted Amount	$1,284,281	$0.03	$1,305,936	$0.04
Adjustment
Other Expenses related to issuance of debt (1)	(380,848)	(0.01)	-	-
Amount per consolidated statement of operations	$903,433	$0.02	$1,305,936	$0.04

(1) Includes $377,277 in amortization of debt discount and $3,571 in amortization of debt offering costs
Weighted average diluted shares, 50,288,916 for Q4 2007 and 36,577,704 million for Q4 2006

	For the Years Ended, December 31,
	2007		2006
	Net Income	Diluted EPS	Net Income	Diluted EPS

Adjusted Amount	$3,983,578	$0.10	$3,131,522	$0.09
Adjustment
Other expenses related to issuance of debt (1)	(380,848)	(0.01)	-	-
Other income from forgiveness of VAT and income taxes (2)	6,710,011	0.17	-	-
Amount per consolidated statement of operations	$10,312,741	$0.27	$3,131,522	$0.09

(1) Includes $377,277 in amortization of debt discount and $3,571 in amortization of debt offering costs
(2) One-time tax relief in VAT and income taxes, Q3 2007
Weighted average diluted shares, 38,706,255 for FY 2007 and 36,577,704 million for FY 2006

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